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                                                                     EXHIBIT 4.1

                 CERTIFICATE OF THE DESIGNATION, PREFERENCES,
            RIGHTS AND LIMITATIONS OF ADDVANTAGE MEDIA GROUP, INC. SERIES A 5% CUMULATIVE CONVERTIBLE PREFERRED STOCK AND
                    SERIES B 7% CUMULATIVE PREFERRED STOCK

       Pursuant to Section 1032 of the Oklahoma General Corporation Act

     We, Charles H. Hood, President, and Del L. Gustafson, Secretary, of ADDvantage Media Group, Inc. (the "Company"), a corporation organized and existing under the Oklahoma General Corporation Act, in accordance with the provisions of Section 1032 thereof, do hereby certify:

     That pursuant to authority conferred upon the Board of Directors of the Company by the Certificate of Incorporation of the Company, said Board of Directors duly authorized and adopted, by means of a written unanimous consent to action dated September 21, 1999, the following resolutions providing for the issuance of two series of the Company's preferred stock of the par value of $1.00 per share, to be designated "Series A 5% Cumulative Convertible Preferred Stock" and "Series B 7% Cumulative Preferred Stock," respectively:

     "RESOLVED, that issues of series of preferred stock of the Company, designated 'Series A 5% Cumulative Convertible Preferred Stock' (herein referred to as 'Series A Preferred Stock'), par value $1.00 per share with a stated value of $40.00 per share and consisting of a maximum of 200,000 shares, and 'Series B 7% Cumulative Preferred Stock' (herein referred to as 'Series B Preferred Stock'), par value $1.00 per share with a stated value of $40.00 per share and consisting of a maximum of 300,000 shares, are hereby provided for and the powers, preferences and relative and other special rights, and the qualifications, limitations and restrictions thereof, are hereby fixed as follows:

     1.   Priority; Number of Shares.
          --------------------------

     Shares of Series A Preferred Stock and Series B Preferred Stock shall be prior to the Company's Common Stock, $.01 par value per share ("Common Stock"), with respect to the payment of dividends and the distribution of assets. The number of shares which shall constitute Series A Preferred Stock shall be 200,000. The number of shares which shall constitute Series B Preferred Stock shall be 300,000. References herein to the "Preferred Stock" shall mean and refer to Series A Preferred Stock and Series B Preferred Stock collectively unless the context requires otherwise.

     2.   Dividends.
          ---------

          (a) The quarterly cash dividend rate of Series A Preferred Stock shall be $.50 on each outstanding share of such stock and the quarterly cash dividend rate of Series B Preferred Stock shall be $.70 on each outstanding share of such stock. Such preferential cash dividends shall be payable when and as declared by the Board of Directors, to the extent per mitted by law, quarterly on the last day of March, June, September and December in each year (the "Dividend Payment Dates"), commencing December 30, 1999.
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          (b)  All cash dividends payable shall accrue and be cumulative.
     Interest at the rate of 5% per annum shall accrue and be payable with respect to any amounts of unpaid cumulative cash dividends on Series A Preferred Stock. Interest at the rate of 7% per annum shall accrue and be payable with respect to any amounts of unpaid cumulative cash dividends on Series B Preferred Stock.

          (c) So long as any shares of the Preferred Stock shall remain outstanding, no dividend whatsoever (other than a dividend payable in Common Stock) shall be declared or paid upon any class of stock or series thereof ranking junior to the Preferred Stock in the payment of dividends, nor shall any shares of any class of stock or series thereof ranking junior to the Preferred Stock in payment of dividends be redeemed or purchased by the Company or any subsidiary thereof, nor shall any monies be paid to or made available for a sinking fund for the redemption or purchase of any shares of any class of stock or series thereof ranking junior to the Preferred Stock in payment of dividends, unless in each instance full cumulative cash dividends on all outstanding shares of the Preferred Stock payable on all previous Dividend Payment Dates and the cash dividend on all outstanding shares of the Preferred Stock for the then current quarterly dividend period shall have been paid or declared and sufficient funds set apart therefor.

          (d) No dividend shall be declared or paid on any share or shares of any class of stock or series thereof ranking on a parity with the Preferred Stock in respect of payment of dividends for any dividend period unless there shall have been declared or paid on all shares then outstanding of the Preferred Stock for the same dividend period, or for the dividend period of the Preferred Stock terminating within the dividend period of said parity stock, like proportionate dividends, ratably in proportion to the respective dividend rates fixed for the Preferred Stock and said parity stock.

     3.   Preference On Liquidation.
          -------------------------

          (a) In the event of any voluntary or involuntary liquidation, distribution of assets (other than the payment of dividends), dissolution or winding up of the Company, before any payment or distribution of the assets of the Company (whether capital or surplus) shall be made to or set apart for the holders of Common Stock or of any other class of stock of the Company ranking junior to the Preferred Stock in distribution of assets upon liquidation, the holders of shares of the Preferred Stock shall each be entitled to receive payment of the stated value per share held by them plus any accrued and unpaid dividends and interest thereon to the date of final distribution to such holders, but they shall be entitled to no further payment with respect to such shares.

          (b) Nothing herein contained shall be deemed to prevent redemption of shares of the Preferred Stock by the Company in the manner provided in Paragraph 4. Neither the merger nor consolidation of the Company into or with any other corporation, nor the merger or consolidation of any other corporation into or with the Company, nor a sale, transfer or

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     lease of all or any part of the assets of the Company, shall be deemed to be a liquidation, dissolution or winding up of the Company within the meaning of this Paragraph 3.

          (c) Written notice of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, stating a payment date and the place where the distributable amounts shall be payable and containing a statement of or reference to the conversion, if any, right set forth in Paragraph 6, shall be given, by not less than thirty (30) days prior to the payment date stated therein, to the holders of record of the Preferred Stock.

          (d) No payment on account of such liquidation, dissolution or winding up of the affairs of the Company shall be made to the holders of any class or series of stock ranking on a parity with the Preferred Stock in respect to the distribution of assets, unless there shall likewise be paid at the same time to the holders of the Preferred Stock like proportionate distributive amounts, ratably, in proportion to the full distributive amounts to which they and the holders of such parity stock are respectively entitled with respect to such preferential distributions.

     4.   Redemption.
          ----------

          (a) At any time and from time to time, the Company, at the option of the Board of Directors, may redeem all or less than all of the shares of the Preferred Stock or either series thereof then outstanding at a redemption price equal to the stated value per share plus all accrued and unpaid dividends thereon and accrued and unpaid interest thereon to and including the redemption date.

          (b) Notice of any redemption, specifying the date fixed for said redemption and the place where the amount to be paid upon redemption is payable, shall be given at least thirty (30) days but not more than sixty
     (60) days prior to said redemption date to the holders of record of the Preferred Stock to be redeemed, if applicable. If such notice of redemption shall have been so mailed, and if on or before the redemption date specified in such notice all funds necessary for such redemption shall have been set aside by the Company separate and apart from its other funds, in trust for the account of the holders of the shares to be redeemed, so as to be and continue to be available therefor, then on and after said redemption date, notwithstanding that any certificate for shares of the Preferred Stock to be redeemed shall not have been surrendered for cancellation, the shares represented thereby shall be deemed to be no longer outstanding, the right to receive dividends thereon shall cease to accrue, and all rights with respect to such shares of the Preferred Stock shall forthwith cease and terminate, except only the right of the holders thereof to receive out of the funds so set aside in trust the amount payable on redemption thereof, but without interest. However, if such notice of redemption shall have been so mailed, and, if prior to the date such notice of redemption shall have been so mailed and prior to the date of redemption specified in such notice, all said funds necessary for such redemption shall have been irrevocably deposited in trust, for the account of the holders of the shares of the Preferred Stock to be redeemed

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     (and so as to be and continue to be available therefor), with a bank or trust company named in such notice doing business in the City of Tulsa, Oklahoma, thereupon and without awaiting the redemption date, all such shares of the Preferred Stock shall be deemed to be no longer outstanding, and all rights with respect to such shares of the Preferred Stock shall forthwith upon such deposit in trust cease and terminate, except only the right, if any, of the holders thereof to convert such shares in accordance with the provisions of Paragraph 6 at any time prior to the close of business on the business day next preceding the redemption date, and the right of the holders thereof on or after the redemption date to receive from such deposit the amount payable upon the redemption, but without interest. In case the holders of shares of the Preferred Stock called for redemption shall not within six years (or any longer period if required by law) after the redemption date claim any amount so deposited in trust for the redemption of such shares, such bank or trust company shall, upon demand, pay over to the Company any such unclaimed amount so deposited with it, and shall thereupon be relieved of all responsibility in respect thereof, and thereafter the holders of such shares shall look only to the Company for payment of the redemption price thereof, but without interest.

          (c) Shares of the Preferred Stock redeemed or otherwise purchased or acquired by the Company shall not be reissued as shares of Series A Preferred Stock or Series B Preferred Stock, as the case may be, but shall assume the status of authorized but unissued preferred stock of the Company.

     5.   Voting Rights.
          -------------

     The holders of the Preferred Stock shall not have any voting rights, except as set forth below or as otherwise are required by law:

          (a) If, and so often as, the Company shall fail to declare and pay dividends on the Preferred Stock at the time outstanding at the rate specified for such shares for four consecutive Dividend Payment Dates, the holders of the Preferred Stock will be entitled to vote as a separate voting group for election, as herein provided, of two additional members of the Board of Directors of the Company; provided, however, that the holders of the Preferred Stock shall exercise such special voting rights only at the next annual meeting of shareholders or any special meeting of shareholders held in lieu thereof after the fourth such payment date at which directors are elected and at which the holders of not less than a majority of the shares of the Preferred Stock, then outstanding, are present in person or by proxy; and provided further that the special class voting rights provided for in this subparagraph (a) shall remain vested in the holders of the Preferred Stock until all accrued and unpaid dividends on the Preferred Stock then outstanding shall have been declared and paid, whereupon the holders of the Preferred Stock shall be divested of their special voting rights in respect of subsequent elections of directors. In no event shall any voting rights be created with respect to any class or series of preferred stock of the Company which would be senior to the voting rights of the Preferred Stock.

                                      -4-
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          (b)  At any meeting at which the holders of the shares of the
     Preferred Stock shall be entitled to elect directors, the holders of a majority of the outstanding shares of the Preferred Stock, present in person or by proxy, shall be sufficient to constitute a quorum, and the vote of the holders of a plurality of such shares so present at any such meeting at which there shall be such a quorum shall be sufficient to elect the two members of the Board of Directors which such holders are entitled to elect as herein provided. Nothing in this subparagraph (b) shall prevent any change otherwise permitted in the total number of or classifications of directors of the Company nor require the resignation of any director elected other than pursuant to this subparagraph (b). Notwithstanding any classification of the other directors of the Company, any directors elected by the holders of the Preferred Stock shall be elected annually for terms expiring at the next succeeding annual meeting of shareholders, subject to the earlier termination pursuant to the provisions of subparagraph (c) below.

          (c) Upon any divesting of the special class of voting rights of the holders of the Preferred Stock in respect of elections of directors as provided in this Paragraph 5, the terms of office of all directors then in office elected by such holders shall terminate immediately. If the office of any director elected by such holders, voting as a class, becomes vacant by reason of death, resignation, removal from office or otherwise, the remaining director elected by such holders may elect a successor who shall holder office for the unexpired term in respect of which such vacancy occurred.

          (d) No class or series of stock of the Company ranking senior to the Preferred Stock in distribution of assets upon liquidation or in payment of dividends shall be authorized and issued by the Company without the prior approval of the holders of a majority of the shares of Series A Preferred Stock then outstanding and holders of a majority of the shares of Series B Preferred Stock then outstanding.

     6.   Convertibility.
          --------------

     Subject to subparagraph 6(m) below, shares of Series A Preferred Stock shall be convertible into Common Stock on the following terms and conditions:

          (a) Subject to and upon compliance with the provisions of this paragraph 6, the holder of any shares of Series A Preferred Stock shall have the right, at such holder's option, at any time or from time to time before the close of business on the date next preceding the date fixed for redemption or repurchase of such shares of Series A Preferred Stock (unless the Company shall default in payment due upon such redemption or repurchase), to convert any of such shares into such number of fully paid and nonassessable shares of Common Stock at the Conversion Price (as hereafter defined) therefor in effect at the time of conversion.

          (b) Each share of Series A Preferred Stock shall be convertible into the number of shares of Common Stock that results from dividing the stated value per share of Series A

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     Preferred Stock by the Conversion Price, as hereinafter defined. The
     Conversion Price as of the original date of issuance of Series A Preferred Stock shall be $4.00 per share of Common Stock subject to adjustment from time to time as provided herein.

          (c) The holder of any shares of Series A Preferred Stock may exercise the conversion right as to any part thereof by surrendering to the Company at the office of any transfer agent of the Company for Series A Preferred Stock or at the principal office of the Company, the certificate or certificates for the shares to be converted, accompanied by written notice stating that the holder elects to convert all or a specified portion of the shares represented thereby and stating the name or names (with addresses) in which the certificate or certificates for the shares of Common Stock are to be issued. Subject to the provisions of this paragraph 6, every such notice of election to convert shall constitute a contract between the holder of such shares and the Company whereby such holder shall be deemed to subscribe for the number of shares of Common Stock which he will be entitled to receive upon such conversion and, in payment and satisfaction of such subscription, to surrender such shares of Series A Preferred Stock and to release the Company from all obligations thereon and whereby the Company shall be deemed to agree that the surrender of such shares and the extinguishment of obligations thereon shall constitute full payment for Common Stock so subscribed for and to be issued upon such conversion. Conversion shall be deemed to have been effected on the date when delivery of such notice and such shares is made, and such date is referred to herein as the "Conversion Date." As promptly as practicable thereafter the Company shall issue and deliver, to or upon the written order of such holder, a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled and a check or cash with respect to any fractional interest in a share of Common Stock as provided in subparagraph 6(j). The person in whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become a holder of record of such Common Stock on the applicable Conversion Date. Upon conversion of only a portion of the number of shares covered by a certificate representing shares of Series A Preferred Stock surrendered for conversion, the Company shall issue and deliver to or upon the written order of the holder of the certificate so surrendered for conversion, at the expense of the Company, a new certificate covering the number of shares of Series A Preferred Stock representing the unconverted portion of the certificate so surrendered.

          (d) If the Company shall at any time or from time to time after the original issue date of Series A Preferred Stock effect a subdivision or combination of any outstanding Common Stock, including a dividend payable in Common Stock, the Conversion Price then in effect immediately before such subdivision or combination shall be proportionately adjusted by multiplying the then effective Conversion Price by a fraction, (i) the numerator of which shall be the number of shares of Common Stock issued and outstanding immediately prior to such subdivision or combination, and (ii) the denominator of which shall be the number of shares of Common Stock issued and outstanding immediately after such subdivision or combination. The number of shares of Common Stock outstanding at any time shall, for the purposes of this resolution, include the number of shares of Common

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     Stock into which any convertible securities of the Company, including
     Series A Preferred Stock, may be converted, or for which any warrant, option or rights of the Company may be exercised or exchanged. Any adjustment under this resolution shall become effective at the close of business on the date the subdivision or combination becomes effective. Advance notice of events which would give rise to an adjustment in the Conversion Price shall be given to holders of Series A Preferred Stock, but failure to give such notice shall not affect the validity or effectiveness of such event. No adjustment of the Conversion Price shall be made for the issuance of shares of Common Stock to employees pursuant to the Company's or any subsidiary's stock ownership, stock option or other benefit plan. No adjustment of the Conversion Price will be required to be made in any case until cumulative adjustments amount to one percent or more of the Conversion Price. The Company reserves the right to make such changes in the Conversion Price in addition to those required in the foregoing provisions as the Company in its discretion shall determine to be advisable in order that certain stock-related distributions hereafter made by the Company to its shareholders shall not be taxable.

          (e) In the event the Company at any time or from time to time after the original issue date of Series A Preferred Stock shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in (i) evidences of indebtedness of the Company, (ii) assets of the Company (other than cash dividends or distributions paid out of retained earnings), or (iii) securities of the Company other than Common Stock, then and in each such event provision shall be made so that the holders of Series A Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of such evidences, assets or securities that they would have received had they held, on such record date, the maximum number of shares of Common Stock into which their Series A Preferred Stock could then have been converted. The Company reserves the right to make such changes in the Conversion Price in addition to those required in the foregoing provisions as the Company in its discretion shall determine to be advisable in order that certain stock-related distributions hereafter made by the Company to its shareholders shall not be taxable.

          (f) If Common Stock issuable upon the conversion of Series A Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Paragraph
     6), then and in each such event the holders of Series A Preferred Stock shall have the right thereafter to convert each such share into the kind and amounts of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change, by holders of the maximum number of shares of Common Stock into which such Series A Preferred Stock could have been converted immediately prior to such

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     reorganization, reclassification or change, all subject to further adjustment as provided herein.

          (g) If at any time or from time to time there shall be a capital reorganization of Common Stock (other than a subdivision, combination, reclassification or exchange of shares provided for in this Paragraph 6) or a merger or consolidation of the Company with or into another corporation, or the sale of all or substantially all the Company's properties and assets or capital stock to any other person, then, as a part of such reorganization, merger, consolidation or sale, provision shall be made so that each holder of Series A Preferred Stock shall thereafter be entitled to receive, upon conversion of Series A Preferred Stock, the number of shares of stock or other securities or property of the Company, or of the successor corporation resulting from such merger of consolidation or sale as though conversion of Series A Preferred Stock had occurred immediately prior to such event, provided such holder (x) is not the entity with which the Company consolidated or into which the Company merged or which merged into the Company or to which such sale or transfer was made, as the case may be, or an affiliate of such an entity and (y) failed to exercise its rights of election, if any, as to the kind or amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer. In any such case, appropriate adjustment shall be made in the application of the provisions of this Paragraph 6 with respect to the rights of the holders of Series A Preferred Stock after the reorganization, merger, consolidation or sale to the end that the provisions of this Paragraph 6 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of Series A Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

          (h) Series A Preferred Stock shall not be subject to any sinking fund for the purchase or redemption of shares.

          (i) In each case of an adjustment or readjustment of a Conversion Price for Common Stock issuable upon conversion of Series A Preferred Stock, the Company, at its expense, shall cause independent certified public accountants of recognized standing selected by the Company (who shall be the independent certified public accountants then reviewing or auditing the books of the Company) to compute such adjustment or readjustment in accordance herewith and prepare a certificate showing such adjustment or readjustment, and shall provide a copy of such certificate to each registered holder of that Series A Preferred Stock in the manner in which notices are to be given hereunder. The certificate shall set forth such adjustment or readjustment and show in detail the facts upon which such adjustment or readjustment is based.

          (j) No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Series A Preferred Stock. If more than one share of Series A Preferred Stock shall be surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed

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     on the basis of the aggregate number of shares of Series A Preferred Stock so surrendered. Instead of any fractional share of Common Stock which would otherwise be issuable upon conversion of any shares of Series A Preferred Stock, the Company shall pay a cash adjustment in respect of such fractional interest in an amount equal to that fractional interest of the then Current Market Price. The "Current Market Price" at any date shall mean the price per share of Common Stock on such date determined by the Board of Directors as provided below. The Current Market Price shall be the average of the daily closing prices per share of Common Stock for thirty
     (30) consecutive business days ending no more than fifteen (15) business days before the day in question (as adjusted for any stock dividend, split, combination or reclassification that took effect during such thirty (30) business day period). The closing price for each day shall be the last reported sales price regular way or, in case no such reported sales take place on such day, the average of the last reported bid and asked prices regular way, in either case on the principal national securities exchange on which Common Stock is listed or admitted to trading, or if not listed or admitted to trading on any national securities exchange, the average of the highest bid and the lowest asked prices quoted on The Nasdaq Stock Market; provided, however, that if Common Stock is not traded in such manner that
     --------  -------
     the quotations referred to above are available for the period required hereunder, Current Market Price per share of Common Stock shall be deemed to be the fair value as determined by the Board of Directors, irrespective of any accounting treatment.

          (k) If the shares of Series A Preferred Stock shall be called for redemption, the right to convert such shares shall terminate and expire at the close of business on the last business day preceding the redemption date.

          (l) The Company shall pay any tax in respect of the issue of stock certificates on conversion of shares of Series A Preferred Stock. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of stock in a name other than that of the holder of the shares converted, and the Company shall not be required to issue or deliver any such stock certificate unless and until the person or persons requesting the issuance thereof shall have paid to the Company the amount of any such tax or shall have established to the satisfaction of the Company that such tax has been paid.

          (m) The Company shall, as soon as reasonably practicable, propose to its shareholders approval of an amendment to the Company's certificate of incorporation increasing the number of authorized shares of Common Stock to an amount which is at least sufficient to have available the full number of shares of Common Stock that would be issuable upon an exercise in full of all of the outstanding shares of Series A Preferred Stock. Thereafter, the Company shall at all times reserve and keep available out of its authorized Common Stock the full number of shares of Common Stock deliverable upon the conversion of all outstanding shares of Series A Preferred Stock and shall take all such action as may be required from time to time in order that it may validly and legally issue fully paid and

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     nonassessable shares of Common Stock upon conversion of Series A Preferred
     Stock. As a condition precedent to the taking of any action which would cause an adjustment to the Conversion Price for Series A Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to authorize such number of shares of Common Stock as shall be issuable pursuant to such adjusted Conversion Price.

          (n) Shares of Series A Preferred Stock converted shall not be reissued as shares of Series A Preferred Stock, but shall assume the status of authorized but unissued shares of preferred stock of the Company.

          (o) If any shares of Common Stock to be reserved for the purpose of conversion of shares of Series A Preferred Stock require registration with or approval of any governmental authority under any federal or state law before such shares may be validly issued or delivered upon conversion, then the Company will in good faith and as expe ditiously as possible endeavor to secure such registration or approval, as the case may be. If, and so long as, any shares of Common Stock into which the shares of Series A Preferred Stock are then convertible are listed on any national securities exchange or The Nasdaq Stock Market, the Company will, if permitted by the rules of such exchange, list and keep listed on such exchange or The Nasdaq Stock Market, as the case may be, upon official notice of issuance, all shares of Common Stock issuable upon conversion.

          (p) All shares of Common Stock which may be issued upon conversion of the shares of Series A Preferred Stock will upon issuance by the Company be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof and the Company shall take no action which will cause a contrary result.

The shares of Series B Preferred Stock are not convertible into shares of the Company's Common Stock or any other securities of the Company.

     7.   Sinking Fund.
          ------------

     No sinking fund will be established for the retirement or redemption of shares of the Preferred Stock.

     8.   Authorized Shares.
          -----------------

     The number of authorized shares of Series A Preferred Stock and/or Series B Preferred Stock may be increased or decreased by further resolutions duly adopted by the Board of Directors of the Company and the filing of a certificate pursuant to the provisions of the Oklahoma General Corporation Act stating that such increase or decrease has been so authorized.

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     9.   General Provisions.
          ------------------

          (a) Any notice required by the provisions of this resolution to be given to holders of record of the Preferred Stock shall be deemed given when personally delivered to such holder or five business days after the same has been deposited in the United States mail, certified or registered mail, return receipt requested, postage prepaid, and addressed to that holder of record at its address appearing on the books of the Company.

          (b) The Company shall not amend the certificate of incorporation of the Company or participate in any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company.

     IN WITNESS WHEREOF, said ADDvantage Media Group, Inc. has caused this Certificate to be signed by Charles H. Hood, as President, and its corporate seal to be hereunto affixed and attested by Del L. Gustafson, as Secretary, this 28/th/ day of September, 1999, and each of said persons by his signature hereto affirms that this Certificate is his act and deed and the act and deed of said Company, and that the facts stated therein are true.

                                    ADDVANTAGE MEDIA GROUP, INC.



                                    By: /s/ Charles. H. Hood
                                        --------------------------------------
                                        Charles H. Hood, President

[SEAL]

Attest:


/s/ Del L. Gustafson
-----------------------------
Del L. Gustafson, Secretary